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                                                             EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-53291) of Mercury Computer Systems, Inc. of our report dated July 29, 1999, except for the information in the first and second paragraph of Note L as to which date is August 27, 1999 and September 1, 1999, respectively, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated July 29, 1999, relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts
September 24, 1999